Silver Star Properties REIT, Inc. Makes First
Acquisition in the Self Storage Space

HOUSTON — December 19, 2023 — Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) a Houston based real estate investment trust announced today that it is acquiring two self storage facilities located at 2505 Southwest Freeway and 4250 Southwest Freeway inside the Loop 610 in Houston, Texas.
•KIRBY – 2505 Southwest Freeway – A 51,940 square foot, three (3) story building located at 2505 SW Fwy approximately one (1) mile from Rice University.
•WESLAYAN – 4250 Southwest Freeway – A 63,186 square foot, three (3) story building located at 4250 SW Fwy approximately one (1) mile from the Galleria area.
These two institutional class A self storage facilities have been managed by Advantage Self Storage and have had stable occupancy for the better part of the last two decades. Both facilities are located inside Loop 610 in the Greenway Plaza area with affluent demographics. This transaction satisfies a 1031 exchange for a Company subsidiary and provides a big step in the planned pivot to the self storage asset class. Both properties combined have a physical occupancy of approximately 88% and provide opportunity to improve performance.
“This acquisition reflects our commitment to acquiring institutional quality self storage properties as directed by the board approved pivot plan and the commitment to protecting shareholder value through a 1031 exchange,” shared Silver Star’s President and Co-CEO David Wheeler.
About Silver Star Properties REIT, Inc.
Silver Star Properties REIT, Inc. headquartered in Houston, Texas, is a real estate investment trust which owns self storage, office, and retail space. Our properties are located in Houston, Dallas and San Antonio, Texas.
Contacts:
David Wheeler, President and Co-CEO
(469) 831-4819
Investor and Media Relations
investorrelations@silverstarreit.com

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